Exhibit 23.1

Consent of Independent Auditors

          We consent to the incorporation by reference in the Registration Statements (Form S-8 No.333-111541) pertaining to the Compass Minerals International, Inc. 2001 Stock Option Plan of our report dated December 9, 2002, except for Note 13, for which the date is May 8, 2003, except for Note 2.n., for which the date is November 3, 2003, and except for Note 19, for which the date is December 11, 2003, with respect to the combined and consolidated financial statements and schedule of Compass Minerals International, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Kansas City, Missouri
March 18, 2004